UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 14, 2007

TAMPA ELECTRIC COMPANY

(Exact name of registrant as specified in its charter)

Florida	1-5007	59-0475140
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

702 North Franklin Street, Tampa Florida	33602
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (813) 228-1111

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01:	Entry into a Material Definitive Agreement

On May 14, 2007, the Polk County Industrial Development Authority (PCIDA) issued $75 million of PCIDA Solid Waste Disposal Facility Revenue Refunding Bonds (Tampa Electric Company Project), Series 2007 (the “Bonds”) for the benefit of Tampa Electric Company (“Tampa Electric” or the “company”). Tampa Electric is responsible for payment of the interest and principal associated with the issuance of the Bonds. The net proceeds of this issuance, together with available cash, will be used to call and retire $75 million of the existing PCIDA Solid Waste Disposal Facility Revenue Bonds (Tampa Electric Company Project), Series 1996 (the “1996 Bonds”), which have a maturity date of December 1, 2030. On May 14, 2007, pursuant to the terms of the indenture governing the 1996 Bonds and Tampa Electric’s direction, the PCIDA delivered an irrevocable instruction to the trustee of the 1996 Bonds to redeem the 1996 Bonds on June 29, 2007 (the “Redemption Date”) at a redemption price equal to 102% of par plus accumulated but unpaid distributions to the Redemption Date. Pending the company’s use of the net proceeds to retire the 1996 Bonds, the company will invest the net proceeds in short-term obligations of the United States of America. Costs of the issuance were paid from available funds of the company.

In connection with the issuance of the Bonds, the company entered into a Loan and Trust Agreement (the “Agreement”) with the PCIDA, as issuer, and The Bank of New York Trust Company, N.A., as trustee, relating to the Bonds. A copy of the Agreement (including the form of Bond) is filed herewith as Exhibit 4.1 and incorporated herein by reference.

The Bonds mature on December 1, 2030 and bear interest at an auction rate, which has initially been set at 3.8% for an initial period through June 20, 2007, and will be reset pursuant to an auction procedure at the end of every auction period. The initial auction period after the initial period has been set at 35 days. The length of the auction period may be changed pursuant to the terms of the Agreement. In connection with the issuance of the Bonds, the company also entered into an insurance agreement with Financial Guaranty Insurance Company (the “Insurance Agreement”) pursuant to which Financial Guaranty Insurance Company issued a financial guaranty insurance policy (the “Policy”). The Policy provides insurance for the company’s obligation for payment on the Bonds and allowed the Bonds to be issued at a lower interest rate than without such insurance in place. The Insurance Agreement is filed herewith as Exhibit 10.1 and incorporated herein by reference. The terms of the Insurance Agreement will, among other things, limit the company’s ability to incur certain liens without ratably securing the Bonds, subject to a number of exceptions.

During any auction period the company may redeem all or any part of the Bonds at its option at a redemption price equal to the sum of the accrued and unpaid interest to the redemption date on the principal amount of the Bonds to be redeemed, plus 100% of the principal amount of Bonds to be redeemed. The Bonds are also subject to special mandatory redemption in the event that interest payable on any Bond has become subject to federal income tax in accordance with the Agreement.

The Agreement provides for the following events of default, which are the same events of default as provided by the Indenture governing the 1996 Bonds (except for clause (v) which is a new event of default as there was no insurance agreement with respect to the 1996 Bonds): (i) the company fails to pay any interest on the Bonds when due; (ii) the company fails to pay principal of or premium, if any, on the Bonds when due; (iii) the company fails to pay the purchase price of any Bond required to be purchased under the terms thereof; (iv) the company fails to perform in any material way any other covenant in the Agreement, and such failure has continued for 90 days after the company receives written notice as provided in the Agreement; (v) an event of default has occurred and is continuing under the Insurance Agreement; or (vi) certain events of bankruptcy or insolvency of the company described in the Agreement.

If any of the above events of default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding Bonds may declare the principal amount of all the Bonds to be immediately due and payable. Under some circumstances, the holders of a majority in principal amount of the outstanding Bonds may rescind and annul that declaration and its consequences.

The description above is qualified in its entirety by the Agreement and Insurance Agreement, respectively, filed herewith as exhibits.

This report is neither an offer to sell nor a solicitation of an offer to buy any of the Bonds. The Bonds were sold pursuant to an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”). The Bonds have not been registered under the Securities Act or any state securities laws, and, unless so registered, the Bonds may not be offered or sold in the United States or to U.S. persons except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

Section 2 – Financial Information

Item 2.03:	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant

The information in Item 1.01 is hereby incorporated by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01:	Financial Statements and Exhibits

(d)	Exhibits

4.1	Loan and Trust Agreement dated as of May 1, 2007 between Tampa Electric Company and The Bank of New York Trust Company, N.A., as trustee (including the form of Bond).

10.1	Insurance Agreement dated as of May 14, 2007 between Tampa Electric Company and Financial Guaranty Insurance Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 15, 2007	TAMPA ELECTRIC COMPANY
(Registrant)

/s/ G. L. GILLETTE
G. L. GILLETTE
Senior Vice President - Finance
and Chief Financial Officer (Principal Financial Officer)

EXHIBIT INDEX

4.1	Loan and Trust Agreement dated as of May 1, 2007 between Tampa Electric Company and The Bank of New York Trust Company, N.A., as trustee (including the form of Bond).

10.1	Insurance Agreement dated as of May 14, 2007 between Tampa Electric Company and Financial Guaranty Insurance Company.